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                                                                     Exhibit 5.1
                                                                     -----------

                                 March 12, 2002

Itron, Inc.
2818 North Sullivan Road
Spokane, Washington 99216-1897
(509)924-9900

         Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about March 12th, 2002 (Registration Statement) in connection with the registration under the Securities Act of 1933, as amended, of a total of 848,870 shares of your Common Stock (Shares). The Shares are being registered for re-sale by you for selling shareholders.

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the re-sale of the Shares.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,


                                                     /s/ Perkins Coie LLP
                                                     Perkins Coie LLP